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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PHOENIX GOLD INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

9300 North Decatur Street
Portland, Oregon 97203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 11, 2003

To Our Shareholders:

        The 2003 Annual Meeting of Shareholders of Phoenix Gold International, Inc., an Oregon corporation (the "Company"), will be held at 3:30 p.m., Pacific Standard Time, on Tuesday, February 11, 2003 at the Portland Conference Center, 300 Northeast Multnomah Street, Portland, Oregon, for the following purposes:

  1.
  To elect a Board of Directors to serve for the following year or until their successors are elected and qualified;

  2.
  To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent auditors for fiscal 2003;

  3.
  To consider a shareholder proposal; and

  4.
  To transact such other business as may properly come before the meeting.

        Only holders of the Company's Common Stock at the close of business on December 11, 2002 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By order of the Board of Directors,
/s/ JOSEPH K. O'BRIEN
Joseph K. O'Brien Secretary

Portland, Oregon
January 3, 2003

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

[LOGO]

9300 North Decatur Street
Portland, Oregon 97203

PROXY STATEMENT
2003 Annual Meeting of Shareholders

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Phoenix Gold International, Inc. (the "Company") of proxies to be voted at the 2003 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 3:30 p.m., Pacific Standard Time, on Tuesday, February 11, 2003 at the Portland Conference Center, 300 Northeast Multnomah Street, Portland, Oregon 97232, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the Meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors named in this proxy statement, for ratification of the appointment of the independent auditors named in this proxy statement, against the shareholder proposal described in this proxy statement and the persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Any proxy may be revoked by a shareholder prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by the vote of the shareholder cast in person at the Meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone or other means without additional compensation. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and form of proxy are first being mailed to shareholders on or about January 3, 2003.

VOTING

        Holders of record of the Company's Common Stock on December 11, 2002 will be entitled to vote at the Meeting or any adjournments or postponements thereof. As of that date, there were 3,006,945 shares of Common Stock outstanding and entitled to vote. The presence in person or by proxy of a majority, or 1,503,473, of these shares will constitute a quorum for the transaction of business at the Meeting. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the Meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present, and all other matters will be approved if the number of votes cast by such holders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors or any other matter. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Meeting, but will not be counted either for or against the proposal at issue.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board of Directors currently consists of five members. The Board of Directors has nominated the following persons for election as directors to serve until the annual meeting of shareholders in 2004, or until their respective successors are elected and qualified:

    Keith A. Peterson
    Timothy G. Johnson
    Robert A. Brown
    Edward A. Foehl
    Frank G. Magdlen

        The five nominees for director receiving the highest number of votes will be elected to the Board of Directors.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

        If any nominee is unable or unwilling to serve as a director at the date of the Meeting or any postponement or adjournment thereof, the proxies may be voted by the proxy holders named on the enclosed proxy card for a substitute nominee recommended by the present Board of Directors to fill such vacancy, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees named above will be unwilling or unable to serve if elected a director.

        The Board of Directors recommends a vote FOR the election of Messrs. Peterson, Johnson, Brown, Foehl and Magdlen.

        The following table sets forth certain information about the Company's directors and executive officers:

Name	Age	Positions	Director or Officer Since	Expiration of Current Term
Keith A. Peterson	49	Chairman and Chief Executive Officer	1991	2003
Timothy G. Johnson	57	President, Chief Operating Officer and Director	1991	2003
Joseph K. O'Brien	45	Vice President, Chief Financial Officer and Secretary	1997	—
Dan R. Petersen	62	Vice President—Sales and Marketing	2002	—
Stephen P. Leigh	37	Vice President—Engineering	2000	—
Robert A. Brown	52	Director	1998	2003
Edward A. Foehl	60	Director	1998	2003
Frank G. Magdlen	55	Director	1995	2003

        Mr. Peterson    has been a director of the Company since its incorporation in 1991. He was appointed Chairman and Chief Executive Officer in January 1995. From the Company's inception through September 2002, Mr. Peterson also served as President. Mr. Peterson received a B.S. in international marketing from Oregon State University. In 1974 and 1975, he attended Waseda University in Tokyo, Japan, where he studied Japanese.

        Mr. Johnson    has served as a director of the Company since its incorporation in 1991. He was also a Vice President until his appointment as Executive Vice President and Chief Operating Officer in January 1995. He became President and Chief Operating Officer in October 2002. He was Secretary of the Company from 1991 through 1997.

        Mr. O'Brien    was appointed Vice President, Chief Financial Officer and Secretary of the Company in 1997. From 1981 through 1996, Mr. O'Brien was an accountant with Deloitte & Touche LLP, most recently as a Senior Audit Manager. Mr. O'Brien, a certified public accountant, received a B.S. in business administration and an M.B.A. from Portland State University.

        Mr. Petersen    was appointed Vice President—Sales and Marketing of the Company in October 2002. From June 2002 through September 2002, Mr. Petersen served as Vice President—Sales Operations of the Company. From 1996 to 2002, he was a consultant to three entities. From 2001 to 2002, he served as interim Managing Director of Edge Distribution Group LLC, an organization of distributors involved with the sale and marketing of high-end home theater entertainment systems. From 1998 to 2000, he served as interim President of American Media International LLC, an e-media replication/duplication company. From 1996 to 1998, he served as interim President of Meridian Marketing Group, Inc., an organization representing high-end business software companies. From 1980 to 1995, he held various management positions, including Senior Vice President Market Development, Western Hemisphere, for Kenwood America Corporation, a car and home audio consumer electronics company.

        Dr. Leigh    was appointed Vice President—Engineering of the Company in December 2000. From June 1999 to December 2000, Dr. Leigh was Director of Engineering and Electronics Manufacturing of Esoteric Audio Electronics, Inc., a manufacturer of accessories and electronics for home and car audio systems. From March 1994 to June 1999, he held various engineering positions with Precision Power, Inc., a manufacturer of car audio electronics and speakers. Dr. Leigh received a B.E. and a Ph.D. in Electronic Engineering from the University of Liverpool.

        Mr. Brown    became a director of the Company in January 1998. Mr. Brown has been President of Lenbrook America Corporation ("Lenbrook") since 1991. Lenbrook is a marketing and distribution company serving the home audio and home theater markets. Mr. Brown received a B.S. in management from the University of Massachusetts and attended the graduate business school at the University of Massachusetts.

        Mr. Foehl    became a director of the Company in January 1998. Mr. Foehl has been a Managing Director of Sequoia Capital Group since 2001. Sequoia Capital Group specializes in corporate financial services. From 1999 to 2001, Mr. Foehl was a managing partner of Crown Point Group Ltd. ("Crown Point"). Crown Point specializes in corporate financial investment services. From June 1998 to June 1999, Mr. Foehl was a consultant to Systran Financial Services Corporation ("Systran"), a company providing billing and collection services to the trucking and other industries. From 1988 to June 1998, he was President and Chief Executive Officer of Systran. Mr. Foehl received a B.S. in engineering from the United States Military Academy at West Point and an M.B.A. in finance from George Washington University.

        Mr. Magdlen    became a director of the Company in January 1995. Mr. Magdlen is a Managing Director of Crown Point. From 1990 to June 1999, Mr. Magdlen was a Vice President of U.S. Bancorp and was a Managing Director and Portfolio Manager of First American Asset Management, a division of U.S. Bancorp. From 1993 to 1997, he was responsible for the investment management of private company equity interests held in trust by the trust departments of certain bank subsidiaries of U.S. Bancorp. Mr. Magdlen received a B.B.A. in finance from the University of Portland and an M.B.A. in finance from the University of Southern California.

        Pursuant to the Company's Articles of Incorporation, at any time when the Board of Directors consists of six or more members, the Board will be divided into three classes serving staggered three-year terms. Directors are otherwise elected to serve one-year terms.

        During fiscal 2002, the Board of Directors held four meetings. The Company maintains a standing Audit Committee and Compensation Committee, but does not maintain a standing nominating committee. During fiscal 2002, the Audit Committee held four meetings and the Compensation Committee held one meeting. Each director attended all of the meetings of the Board of Directors and of each committee of the Board of Directors on which he served during fiscal 2002.

        The Audit Committee consists of Messrs. Magdlen (Chairman), Brown and Foehl. The function of the Audit Committee is to review and make recommendations to the Board of Directors with respect to the selection of the Company's independent auditors and the terms of their engagement; to review the Company's internal controls and management practices with respect to the financial reporting process; and to review with the independent auditors, upon completion of their audit, the results of the audit and any recommendations the auditors may have with respect to the Company's financial accounting or internal control systems.

        The Compensation Committee consists of Messrs. Magdlen (Chairman) and Foehl. The Compensation Committee considers and makes recommendations to the Company's Board of Directors regarding the compensation of the senior executives of the Company; considers, reviews and grants stock options, administers the Company's Amended and Restated 1995 Stock Option Plan (the "Option Plan") and considers matters of director compensation, benefits and other forms of remuneration.

Compensation of Directors

        Pursuant to the Option Plan, upon initial election to the Company's Board of Directors each director who is not an employee or officer of the Company (a "nonemployee director") is automatically granted an option to purchase 5,775 shares of Common Stock and is automatically granted an option to purchase 1,400 shares of Common Stock at each subsequent meeting of the shareholders of the

Company at which such director is re-elected to the Board of Directors, provided that no director may be granted automatically options to purchase more than an aggregate of 8,575 shares of Common Stock under the Option Plan. The exercise price for these options is the fair market value of the Common Stock on the date of grant. These options have a term of five years and become exercisable in three equal installments beginning on the first anniversary of the date of grant. Nonemployee directors of the Company receive an annual retainer of $2,500 and an additional fee of $500 for each meeting of the Board of Directors attended.

        Upon Mr. Magdlen's election to the Board of Directors in January 1995, he was automatically granted an option to purchase 5,775 shares of Common Stock. On January 26, 2000, the expiration date of the option was extended to January 26, 2005. The other terms of the option were not modified. Mr. Magdlen was automatically granted options to purchase 1,400 shares of Common Stock on each of February 12, 1996 and February 18, 1997 following the respective annual meetings of the shareholders of the Company. On February 11, 2001, the expiration date of the option granted on February 12, 1996 was extended to February 11, 2006. The other terms were not modified. On February 12, 2002, the expiration date of the option granted February 18, 1997 was extended to February 17, 2007. The other terms were not modified. On February 18, 1997, February 16, 1999, February 15, 2000, February 13, 2001 and February 12, 2002, Mr. Magdlen was also granted nonstatutory options to purchase 5,000, 1,400, 1,400, 1,400 and 1,400 shares of Common Stock, respectively. These options were not granted under the Option Plan, have exercise prices equal to the fair market value of the Common Stock on such dates, have terms of ten, five, five, five and five years, respectively, and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

        Upon Messrs. Brown's and Foehl's elections to the Board of Directors in January 1998, they were each automatically granted an option to purchase 5,775 shares of Common Stock. Messrs. Brown and Foehl were automatically granted options to purchase 1,400 shares of Common Stock on each of February 16, 1999 and February 15, 2000 following the respective annual meetings of the shareholders of the Company. On February 13, 2001 and February 12, 2002, Messrs. Brown and Foehl were also each granted nonstatutory options to purchase 1,400 and 1,400 shares of Common Stock, respectively. These options were not granted under the Option Plan, have exercise prices equal to the fair market value of the Common Stock on such date, have terms of five years and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

EXECUTIVE COMPENSATION

Compensation Paid To Certain Executive Officers

        The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer and each of the Company's executive officers who received compensation in excess of $100,000 for services rendered to the Company in all capacities for fiscal years 2002, 2001 and 2000 (the "Named Executive Officers"). The Company's fiscal year is the 52 or 53 weeks ending the last Sunday in September. Fiscal years 2002 and 2000 were 52 weeks. Fiscal year 2001 was 53 weeks. For presentation convenience, the Company indicates that its fiscal year ends on September 30.

Summary Compensation Table

Long-term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs(#)	LTIP Payouts ($)	All Other Compensation ($)
Keith A. Peterson Chairman and Chief Executive Officer	2002 2001 2000	200,000 203,846 200,000	— — —	7,000 — —	— — —	— — —	— — —	830(3 830(3 830(3	) ) )
Timothy G. Johnson President and Chief Operating Officer	2002 2001 2000	200,000 203,846 200,000	— — —	7,000 — —	— — —	— — —	— — —	123(4 97(4 97(4	) ) )
Joseph K. O'Brien Vice President, Chief Financial Officer, and Secretary	2002 2001 2000	130,468 132,977 130,468	— — 15,000	7,000 — —	— — —	— — —	— — —	815(5 815(5 815(5	) ) )
Stephen P. Leigh Vice President Engineering(6)	2002 2001 2000	119,077 92,769 —	— — —	7,000 — —	— — —	— 15,000 —	— — —	808(7 794(7	) )
Keith T. Lehmann Senior Vice President—Sales and Marketing(8)	2002 2001 2000	101,154 — —	— — —	— — —	— — —	15,000 — —	— — —	54(9 — —)

(1)
Includes compensation deferred under the Company's 401(k) plan.

(2)
Represents payments of annual car allowance.

(3)
Consists of the Company's contributions to the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan for the benefit of Mr. Peterson in the amounts of $750, $750 and $750 for fiscal 2002, 2001 and 2000, respectively, and Company paid premiums for term life insurance of $80, $80 and $80 for fiscal 2002, 2001 and 2000, respectively.

(4)
Consists of Company paid premiums for term life insurance of $123, $97 and $97 for fiscal 2002, 2001 and 2000, respectively.

(5)
Consists of the Company's contributions to the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan for the benefit of Mr. O'Brien in the amounts of $750, $750 and $750 for fiscal 2002, 2001 and 2000, respectively, and Company paid premiums for term life insurance of $65, $65 and $65 for fiscal 2002, 2001 and 2000, respectively.

(6)
Dr. Leigh was hired in December 2000.

(7)
Consists of the Company's contribution to the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan for the benefit of Dr. Leigh in the amounts of $750 and $750 for fiscal 2002 and 2001, respectively, and Company paid premiums for term life insurance of $58 and $44 for fiscal 2002 and 2001, respectively.

(8)
Mr. Lehmann was hired in November 2001 and resigned in October 2002.

(9)
Consists of Company paid premiums for term life insurance of $54 for fiscal 2002.

        The following table summarizes the stock options granted to the Named Executive Officers during fiscal 2002:

Option/SAR Grants in last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date
Keith T. Lehmann(1)	15,000	100.0%	1.185	11/28/11

(1)
Mr. Lehmann resigned in October 2002 and, in connection with such resignation, Mr. Lehmann's stock options were canceled.

        The following table summarizes certain information concerning the stock options held by the Named Executive Officers at the end of fiscal 2002:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy G. Johnson	—	—	96,000	0	0	0
Joseph K. O'Brien	—	—	25,000	0	0	0
Stephen P. Leigh	—	—	3,750	11,250	1,945	5,836
Keith T. Lehmann(1)	—	—	0	15,000	0	9,225

(1)
Mr. Lehmann resigned in October 2002 and, in connection with such resignation, Mr. Lehmann's stock options were canceled.

Report of the Compensation Committee

        During the fiscal year ended September 30, 2002, the Compensation Committee of the Board of Directors was responsible for establishing and administering the compensation policies which govern annual salary, bonuses, and stock-based incentives (currently stock options) for directors and officers.

Overview

        The Company has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire and retain qualified management. The Company has from time-to-time provided annual cash incentive bonuses based on the Company's performance during the fiscal year to reward executives for their contributions to the Company's achievements. The Company has also granted stock options to executives and key employees to align management's interests with those of the shareholders. The Compensation Committee believes that the Company's past and present executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel.

        The Compensation Committee determines the compensation of the Chief Executive Officer and the President and Chief Operating Officer. The Chief Executive Officer and the President and Chief Operating Officer make recommendations to the Compensation Committee regarding the compensation of the other executive officers of the Company, but do not participate in the determination of their own compensation. The Compensation Committee reviews the recommendations of the Chief Executive Officer and the President and Chief Operating Officer relating to compensation of the other executive officers to ensure consistency throughout the officer compensation programs. In fiscal 2002, the Compensation Committee determined compensation for the other executive officers based largely on the recommendations by the Chief Executive Officer and the President and Chief Operating Officer.

        The Compensation Committee expects to review annually the compensation of all of the Company's executives to assure that all of the Company's executives continue to be properly motivated to serve the interests of the Company's shareholders.

Base Salary

        Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and financial performance, taking into account the position involved and the level of the executive's experience. In addition, consideration is given to other factors, including an officer's contribution to the Company as a whole. In view of the financial performance of the Company, the base salaries of the Chief Executive Officer, the President and Chief Operating Officer, and the Vice President and Chief Financial Officer have not changed since July 19, 1999. The compensation of the other named executives was based on considerations involved in recruiting those officers to the Company in fiscal 2001 and 2002.

Bonus Compensation

        The Company has awarded cash bonuses to its executive officers on a discretionary basis. In determining bonus awards, the Compensation Committee considers the financial and non-financial achievements of the Company, including revenue growth, profitability, expansion of the Company's markets and new product introductions, improvements in working capital management, and other factors contributing to the overall success of the Company. In view of the financial performance of the Company during fiscal 2002, no bonus compensation was awarded to the Named Executive Officers for fiscal 2002.

Stock Option Compensation

        The Compensation Committee believes that stock ownership by executive officers and key employees provides valuable incentives for such persons to benefit as the Company's Common Stock price increases and that stock option-based incentive compensation arrangements help align the interests of executives, employees and shareholders. To facilitate these objectives, the Compensation Committee, since 1995, has from time-to-time granted stock options to executive officers and key employees through the 1995 Stock Option Plan. In view of the financial performance of the Company during fiscal 2002, the Compensation Committee did not award stock options to the Chief Executive Officer, the President and Chief Operating Officer, and the Vice President and Chief Financial Officer in fiscal 2002. The award of stock options to the other named executives was based on considerations involved in recruiting those officers to the Company in fiscal 2001 and 2002.

        The Compensation Committee believes that the policies and plans described above provide competitive levels of compensation and effectively link executive and shareholder interests. Moreover, the members of the Compensation Committee believe such policies and plans are consistent with the long-term investment objectives appropriate to the business in which the Company is engaged.

Respectfully submitted,
Frank G. Magdlen (Chairman) Edward A. Foehl

Stock Performance Graph

        Set forth below is a line graph comparing the cumulative total shareholder returns over a five-year period beginning September 30, 1997 and ending September 30, 2002 of the Company's Common Stock to the cumulative total return for the NASDAQ Stock Market (U.S. Companies) and a Company-selected peer group index consisting of: Boston Acoustics, Inc., Harman International Industries, Inc., Koss Corporation and Recoton Corporation. The peer group index was formed on a weighted average basis based on market capitalizations, adjusted at the end of each year. Cumulative total return is measured assuming an initial investment of $100 on September 30, 1997 and reinvestment of dividends, if any.

Comparison of Cumulative Total Returns

	9/30/97	9/30/98	9/30/99	9/30/00	9/30/01	9/30/02
Phoenix Gold International, Inc.	$100.00	$28.57	$37.37	$32.97	$19.34	$30.77
NASDAQ—U.S. Companies	$100.00	$101.58	$165.95	$220.33	$90.05	$70.44
Peer Group	$100.00	$86.20	$77.63	$142.14	$124.54	$166.11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of December 11, 2002, certain information as to the stock ownership of (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding Common Stock, (ii) by each director of the Company, (iii) the Named Executive Officers and (iv) all executive officers and directors as a group. The Company believes each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Keith A. Peterson(1)	1,642,911	54.6%
Timothy G. Johnson(1)(2)	477,314	15.4%
Wynnefield Group 450 7th Avenue, Suite 509 New York, NY 10123	415,950	13.8%
Joseph K. O'Brien(1)(3)	28,000	*
Stephen P. Leigh(4)	7,500	*
Robert A. Brown(1)(5)	9,075	*
Edward A. Foehl(1)(6)	8,575	*
Frank G. Magdlen(1)(7)	21,375	*
All executive officers and directors as a group (8 persons)(8)	2,194,750	69.3%

*
less than 1%

(1)
The address for Messrs. Peterson, Johnson, O'Brien, Leigh and Foehl is 9300 North Decatur Street, Portland, Oregon 97203. Mr. Brown's address is 6 Merchant Street, Sharon, Massachusetts 02067. The address for Mr. Magdlen is 3220 S.W. First Avenue, 2nd Floor, Portland Oregon 97201.

(2)
Includes 96,000 shares issuable pursuant to presently exercisable options.

(3)
Includes 25,000 shares issuable pursuant to presently exercisable options.

(4)
Consists of 7,500 shares issuable pursuant to options exercisable within 60 days after December 11, 2002.

(5)
Includes 8,575 shares issuable pursuant to options exercisable within 60 days after December 11, 2002.

(6)
Consists of 8,575 shares issuable pursuant to options exercisable within 60 days after December 11, 2002.

(7)
Includes 16,375 shares issuable pursuant to options exercisable within 60 days after December 11, 2002.

(8)
Includes 162,025 shares issuable pursuant to presently exercisable options or options exercisable within 60 days after December 11, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations from these persons that no other reports were required, the Company believes that during fiscal 2002 all filing requirements applicable to its directors, executive officers and greater than ten percent owners were complied with.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is currently composed of three directors: Frank G. Magdlen, Robert A. Brown and Edward A. Foehl. Each of the members of the Audit Committee is independent as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

        The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2002 with management and the independent auditors. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

        In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors written disclosures describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may affect their objectivity and independence, and considered whether the non-audit services provided by the independent auditors were compatible with maintaining the independence of such independent auditors. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plan, audit scope and identification of audit risks.

        The Audit Committee discussed and reviewed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

Respectfully submitted,
Frank G. Magdlen (Chairman) Robert A. Brown Edward A. Foehl

        The following table shows the aggregate fees billed for professional services rendered by the Company's independent auditors, Deloitte & Touche LLP, for fiscal 2002:

Audit Fees	$66,000
Financial Information Systems Design and Implementation	0
All Other Fees	17,941

Total	$83,941

        The fees for other services rendered by Deloitte & Touche LLP were primarily for corporate income tax return preparation and consultation and audit of the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan. In making its recommendation to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003, the Audit Committee has determined that the non-audit services rendered by Deloitte & Touche LLP are compatible with maintaining Deloitte & Touche LLP's independence.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 2003. Deloitte & Touche LLP has served as the Company's independent public accountants since 1992. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

        Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003.

        The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003.

PROPOSAL 3: SHAREHOLDER PROPOSAL

        A shareholder, Wynnefield Partners Small Cap Value, LP, Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Partners Small Cap Value, LP I, 450 7th Avenue, Suite 509, New York, New York 10123, collectively holders of 415,950 shares of Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting (the "Shareholder Proposal"):

        "The Company's shareholders recommend that the Board of Directors take the necessary steps to provide for cumulative voting for directors to allow for representation of minority shareholders."

        In support of the Shareholder Proposal, the shareholder has submitted the following statement:

"Who's Proposing This?

        "Wynnefield Partners Small Cap Value, LP, and its affiliates. We own 415,950, or 13.8 percent, of outstanding shares and initially invested in the Company's 1995 IPO.

"The Problem?

        "Phoenix Gold stock declined to $1.90 per share on July 17, 2002, the first trading day following announcement of improved results for third quarter 2002. At $1.90, the stock still reflected less than half of book value. (In comparison, two of the Company's primary competitors, Rockford and Boston Acoustics, traded at 1.4 and 1.58 times book value on July 17, 2002.) Why did Phoenix Gold's announcement receive such a tepid response from the market?

        "We believe the stock remains undervalued for the very reason a substantial majority of outside shareholders voting at last year's annual meeting supported our previous proposal for cumulative voting: Phoenix Gold suffers from excessive control by its CEO and COO, who together own over 67 percent of the Company's stock. We believe this concentration of ownership discourages investment in the Company, resulting in typical daily trading volumes of under 2000 shares and many days with no trading at all.

        "The stock's performance in fiscal 2002 demonstrates how in our opinion illiquidity prevents the stock from fully reflecting any improvements in the Company's operational results. Although the stock traded at increased volumes and briefly reached $3.00 following the announcement of improved second quarter results, it had retreated to $1.68 by the end of August.

        "In short, one year after we submitted our last proposal for cumulative voting, we believe outside shareholders face the same impediments to realizing a positive return on their investment, including fundamental problems of insider control and illiquidity, trading well below book value (for the last three years), and a risk of delisting.

"What's Cumulative Voting?

        "It allows outside shareholders to focus their votes and elect a director.

        "Cumulative voting allows each shareholder to cast a number of votes equal to the number of shares held multiplied by the number of directors being elected. A shareholder may direct all of its votes to one nominee or split its votes among several nominees. (For example, 1,000 shares times five directors provides 5,000 votes that can be cast for one nominee.)

"Will Cumulative Voting Help?

        "Under cumulative voting, 16.7 percent of the Company's stock could elect a nominee as one of five directors, allowing outside shareholders to facilitate a serious discussion about insider control and realizing value for all shareholders.

        "Please mark your proxy card FOR cumulative voting."

        The Board of Directors unanimously recommends a vote against this proposal for the following reasons:

        The Board of Directors believes this proposal amounts to little more than another attempt by the proponent to publicly criticize the management of the Company. In its "supporting statement," the proponent repeatedly cites purported problems related to the Company's performance, yet in the Board of Directors' judgment, the proponent fails to offer any evidence of how cumulative voting would address these problems.

        Nevertheless, in an effort to ensure that the Company employs the fairest and most efficient method for electing directors, the Board of Directors has carefully considered the merits of cumulative voting and has concluded that it is not in the best interest of all of the Company's shareholders.

        We believe that the Company's present system of electing directors is fairer and better serves all of the Company's shareholders. This system, like that of most publicly-traded corporations, allows all shareholders to vote on the basis of their share ownership. The Board of Directors is elected annually and consists of five directors, three of whom are independent directors under the present guidelines adopted by The Nasdaq Stock Market. To serve on the Board of Directors, each director must have been elected by a plurality of the Company's outstanding shares. We believe this method is the most likely to produce a Board of Directors that will diligently and effectively represent the interests of all of the Company's shareholders.

        On the other hand, in our opinion, cumulative voting would allow a relatively small group of shareholders devoted to a special interest to elect one or more directors who do not have the support of a majority of the Company's outstanding shares. It is possible that such directors would feel compelled to serve the special interest group responsible for their election rather than the best interests of the shareholders as a whole.

        We believe this potential conflict between a director's fiduciary duty to represent all of the Company's shareholders and an allegiance to a special interest group could threaten the efficiency with which the Board of Directors discharges its duties. It is our goal that members of the Board of Directors work together toward the common goal of advancing the best interests of the Company without being burdened with factionalism and partisan behavior.

        In summary, the Board of Directors believes the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and all its shareholders rather than the interests of special interest groups. Accordingly, the Board of Directors urges you to vote against this proposal.

OTHER BUSINESS

        The Board of Directors knows of no other matters that will be presented for action at the Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Meeting.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        To be eligible for inclusion in the Company's proxy materials for the 2004 annual meeting of shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, must in accordance with the Company's Bylaws be received not earlier than August 6, 2003 and not later than September 5, 2003 by the Secretary of the Company at the Company's principal executive offices, 9300 North Decatur Street, Portland, Oregon 97203. In addition, the Company's Bylaws also require that nominations for director, in order to be considered at the 2004 annual meeting, must also be received by the Secretary of the Company at the above address not earlier than August 6, 2003 nor later than September 5, 2003. A shareholder proposal must include certain specified information concerning the proposal and information as to the proponent's ownership of Common Stock of the Company. Proposals not meeting these requirements will not be considered at the 2004 annual meeting. The Secretary of the Company should be contacted in writing at the above address to obtain additional information as to the proper form and content of submissions.

        A copy of the Company's 2002 Annual Report on Form 10-K will be made available to any shareholder without charge upon written request to: Shareholder Relations, Phoenix Gold International, Inc., 9300 North Decatur Street, Portland, Oregon 97203.

By order of the Board of Directors,
/s/ JOSEPH K. O'BRIEN
Joseph K. O'Brien Secretary

Dated: January 3, 2003

Proxy	PHOENIX GOLD INTERNATIONAL, INC.	Proxy
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 11, 2003

        The undersigned appoints Keith A. Peterson and Timothy G. Johnson, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Phoenix Gold International, Inc. to be held on Tuesday, February 11, 2003 at 3:30 p.m., Pacific Standard Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with the indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        The Board of Directors recommends a vote FOR the election of Directors, FOR the ratification of the appointment of auditors and AGAINST the shareholder proposal, as noted in proposals 1, 2 and 3, respectively.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

PHOENIX GOLD INTERNATIONAL, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY: ☒

		FOR	WITHHOLD
1.	ELECTION OF DIRECTORS— Nominees:
	Keith A. Peterson	☐	☐
	Timothy G. Johnson	☐	☐
	Robert A. Brown	☐	☐
	Edward A. Foehl	☐	☐
	Frank G. Magdlen	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's auditors for fiscal 2003	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal regarding cumulative voting	☐	☐	☐

Dated: , 2003
Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS February 11, 2003
PROXY STATEMENT 2003 Annual Meeting of Shareholders
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Stock Performance Graph
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT AND RELATED MATTERS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
PROPOSAL 3: SHAREHOLDER PROPOSAL
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING